                                                                    EXHIBIT 12.1

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                AMOUNTS IN $'000

                                                             YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED
                                               ----------------------------------------------------       JUNE 30,
                                                 1997       1998       1999       2000       2001           2002
                                               --------   --------   --------   --------   --------   ----------------
Loss from continuing operations..............  $(18,114)  $(12,628)  $(15,709)  $(11,125)  $(3,446)        $(5,868)
Combined fixed charges and preferred stock
  dividends..................................       490        577        435        859     1,228           1,029
                                               --------   --------   --------   --------   -------         -------
Earnings (as defined)........................  $(17,624)  $(12,051)  $(15,274)  $(10,266)  $(2,218)        $(4,839)
                                               --------   --------   --------   --------   -------         -------
COMBINED FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS:
Interest expense.............................  $    438   $    472   $    335   $    273   $   246         $   118
Estimated interest within rent expense.......        52        105        100        105       238             106
Preferred stock dividends **.................         0          0          0        481       744             805
                                               --------   --------   --------   --------   -------         -------
Total combined fixed charges and preferred
  stock dividends............................       490        577        435        859     1,228           1,029
                                               --------   --------   --------   --------   -------         -------
Deficiency of earnings available to cover
  combined fixed charges and preferred stock
  dividends..................................  $(18,114)  $(12,628)  $(15,709)  $(11,125)  $(3,446)        $(5,868)
                                               --------   --------   --------   --------   -------         -------
Ratio of earnings to combined fixed charges
  and preferred stock dividends *............       N/A        N/A        N/A        N/A       N/A             N/A

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*   Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2001 and for the six-month period ended June 30, 2002 and accordingly ratios are not presented.

** The preferred stock dividend amount includes the amount relating to accretion relative to convertible preferred stock which is madatorily redeemable and dividends on preferred stock.